CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations

Phone:	312-819-9387

Email:	marykay.ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:         312-819-7268

Email:	howard.karesh@hill-rom.com

HILL-ROM ANNOUNCES DIVESTITURE OF THIRD-PARTY RENTAL BUSINESS
Divestiture of non-core business enables greater focus on higher growth opportunities

CHICAGO, March 12, 2018 - Hill-Rom Holdings, Inc. (NYSE: HRC), today announced an agreement to divest certain of its third-party rental business to Minneapolis-based Universal Hospital Services, Inc. (UHS), a nationwide provider of medical equipment management and service solutions. Under terms of the agreement, Hill-Rom will transfer to UHS certain moveable medical equipment that can be rented to customers. Subject to customary closing conditions, the companies expect to close the transaction during Hill-Rom’s fiscal third quarter.

“Portfolio optimization remains a key component of our transformational journey,” said John J. Greisch, president and CEO of Hill-Rom. “With this divestiture on track to close during our fiscal third quarter, we are well positioned to redirect resources and strategic investments towards innovation, enhanced commercial capabilities, and areas of our business poised to drive accelerated growth and value in the years ahead.”

Hill-Rom’s third-party rental business generated revenue of approximately $35 million during fiscal 2017. Hill-Rom expects to incur after-tax charges totaling approximately $20 million, primarily during the fiscal second quarter of 2018.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company whose products, services and more than 10,000 employees worldwide help people get better care inside and outside the hospital. Our innovations in five core areas - Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency, and Respiratory Health - improve clinical and economic outcomes and ensure caregivers in more than 100 countries have the products they need to protect their patients, speed up recoveries and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.

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